CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-53746 on Form N-1A of our report dated January 27, 2025, relating to the financial statements and financial highlights of the Pioneer International Equity Fund, appearing in Form N-CSR of Pioneer Series Trust VIII for the year ended November 30, 2024, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

March 25, 2025